EXHIBIT 99.1

JOINT FILER INFORMATION

Name:	Brenda Leonhardt

Address:	c/o Bioheart, Inc.
13794 NW 4th Street, Suite 212
Sunrise, FL 33325

Designated Filer:	Howard J. Leonhardt

Issuer & Ticker Symbol:	Bioheart, Inc. (BHRT)

Date of Event
Requiring Statement	10/10/2007